                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

             SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
     -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                [LOGO OF SNET APPEARS HERE]
                                                    227 Church Street
                                                    New Haven, Connecticut 06510

                                                                  March 28, 1994

Dear Shareholder:

  You are invited to attend the 1994 Annual Meeting of Shareholders of Southern New England Telecommunications Corporation to be held on Wednesday, May 11, 1994 at 10:00 a.m. in our general office building, 300 George Street, New Ha-ven, Connecticut.

  Shareholders will be asked to vote on the proposals described in detail in the attached Notice of Annual Meeting and Proxy Statement. In addition to spe-cific agenda items, we also will discuss generally SNET's operations.

  I URGE YOU TO READ THE ACCOMPANYING MATERIAL CAREFULLY AND EXERCISE YOUR RIGHT TO VOTE. YOUR SHARES CANNOT BE VOTED AT THE MEETING UNLESS YOU ARE PRES-ENT OR REPRESENTED BY PROXY.

                                          Sincerely,

                                          [SIGNATURE OF DANIEL J. MIGLIO
                                           APPEARS HERE]

                                          Daniel J. Miglio Chairman and Chief
                                          Executive Officer

[LOGO OF SNET APPEARS HERE]
                                                                       NOTICE OF

227 Church Street, New Haven, Connecticut 06510              1994 ANNUAL MEETING
                                                             AND PROXY STATEMENT

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

  The Annual Meeting of Shareholders of Southern New England Telecommunications Corporation will be held in the Corporation's general office building, 300 George Street, New Haven, Connecticut, on Wednesday May 11, 1994 at 10:00 a.m. for the following purposes:

    1. To elect Class II directors for a term of three years;

    2. To ratify the appointment of independent auditors for the current calendar year; and

    3. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only holders of the common stock of the Corporation at the close of business on March 11, 1994 will be entitled to vote at the meeting or any adjournment thereof.

  THE VOTE OF EACH SHAREHOLDER IS IMPORTANT, WHATEVER THE NUMBER OF SHARES HELD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH RE-QUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            Madelyn M. DeMatteo
                                                  Secretary

March 28, 1994

              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                               227 CHURCH STREET
                          NEW HAVEN, CONNECTICUT 06510
                                 (203) 771-5200

                                PROXY STATEMENT

  This proxy statement and the accompanying proxy are being mailed to share-holders of Southern New England Telecommunications Corporation ("Corporation") on or about March 31, 1994, in connection with the solicitation of proxies by the Corporation's Board of Directors ("Board") for the Annual Meeting of Share-holders. The Corporation will bear the cost of soliciting proxies. In addition to solicitations by mail, a number of the Corporation's regular employees may solicit proxies in person or by telephone, at no additional compensation. Georgeson & Co. has been retained to assist in the solicitation of proxies from brokers, banks, and other nominee and institutional holders for a fee of $8,500, plus expenses.

  SHAREHOLDERS ARE URGED TO MARK THEIR PROXIES WITH THEIR PREFERENCES SO THAT THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTION IS GIVEN FOR ANY MATTER TO BE VOTED UPON, THE SHARES REPRESENTED BY THE SIGNED PROXY WILL BE VOTED AS RECOMMENDED BY THE DIRECTORS.

  Shares cannot be voted unless the owner is present or represented by proxy. A properly executed proxy that is not revoked will be voted according to the in-structions on the proxy. Under state law, "withheld" votes, abstentions and votes which brokers elect not to cast under their discretionary authority are not counted as votes in favor of any proposal. A shareholder submitting a proxy may revoke it at any time before it is voted, either by attending the meeting and voting in person, or by executing and delivering a later dated proxy or written instrument revoking such proxy. If a shareholder wishes to give a proxy to someone other than the named attorneys, the three names appearing on the proxy must be crossed out and the name of another person or persons (not more than three) inserted.

  All shareholder proxies, ballots and voting materials that identify the votes of shareholders are kept permanently confidential, except where disclosure is needed to communicate with shareholders who have forwarded proxies with written comments, in election contests should the opposing party choose not to agree in writing to abide by this policy, or as required by law.

  On March 11, 1994 there were issued and outstanding 64,002,312 shares of com-mon stock of the Corporation ("Common Stock"), all of one class and each share having one vote on all matters properly brought before the meeting. To the best knowledge of the Corporation, the only beneficial owner of more than 5% of the outstanding Common Stock is Sprint Corp., 2330 Shawnee Mission Drive, Westwoods, Kansas 66205 ("Sprint"). As of the record date, Sprint owned benefi-cially, with sole voting and dispositive powers, 4,792,729 shares or approxi-mately 7.5% of the outstanding Common Stock. In connection with Sprint's 1991 public offering of subordinated debentures exchangeable for Common

Stock, Sprint deposited 4,789,134 of such shares with Bankers Trust Company, as escrow agent and trustee. Sprint is entitled to vote all escrowed shares so long as such shares are not registered in the name of any debtholder and, in the event of default on the debt, voting rights on escrowed shares will be as-sumed by the trustee.

  The following table sets forth the beneficial ownership of Common Stock (in-cluding certain family holdings) as of March 11, 1994 of each Director, nominee for Director, executive officers named in the Summary Compensation Table on page 12, and all Directors and executive officers as a group. The percentage of Common Stock owned beneficially by any Director or nominee, or by all Directors and executive officers as a group is less than 1% of the shares of Common Stock outstanding.

                                                                         SHARES BENEFICIALLY
                                                                             OWNED AS OF
      NAME OF BENEFICIAL OWNER                                             MARCH 11, 1994
      ------------------------                                           -------------------
Dr. Frederick G. Adams..................................................         1,291(1)
William F. Andrews......................................................         1,165
Richard H. Ayers........................................................           400(2)
Zoe Baird...............................................................           800
Robert L. Bennett.......................................................           100
Dr. Barry M. Bloom......................................................           800
Frank J. Connor.........................................................         1,000
William R. Fenoglio.....................................................           500
Dr. Claire L. Gaudiani..................................................           200
James R. Greenfield.....................................................           745
Norman L. Greenman......................................................         1,000
Worth Loomis............................................................         2,291
Dr. Burton G. Malkiel...................................................           400(3)
Frank R. O'Keefe, Jr....................................................         1,290
Daniel J. Miglio........................................................        42,574(4)
Walter H. Monteith, Jr..................................................        71,288(4)
Ronald M. Serrano.......................................................        16,250(4)
Robert F. Neal..........................................................        31,704(4)
Madelyn M. DeMatteo.....................................................        14,771(4)
Directors and Executive Officers as a group.............................       201,088(4)

- --------
(1) 136 shares are held by daughter living in same household.
(2) Voting and investment powers are shared with spouse.
(3) All shares are held in trust for benefit of a family member.
(4) Includes shares that may be acquired within 60 days through the exercise of stock options as follows: Mr. Miglio 38,000; Mr. Monteith 52,275; Mr. Serrano 15,250; Mr. Neal 25,550; Ms. DeMatteo 12,050; and, Directors and Executive Officers as a group 152,375.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

  In accordance with the By-Laws, the number of directorships is currently set by the Board at thirteen. The directorships are divided into three classes with each class having a term of three years. These classes are kept as equal in size as possible considering retirements and other circumstances.

  Nominations will be made at the Annual Meeting to reelect three of the five current Class II Directors whose terms expire this year and to elect one new Director. Two current Class II Directors, Norman L. Greenman and Worth Loomis, are retiring from the Board. The nominees are Dr. Frederick G. Adams, Zoe Baird, James R. Greenfield and Robert L. Bennett, the new nominee. The terms of office for all elected Class II Directors will run until 1997 and until their successors are elected and qualified. Shares represented by proxies will be voted for the nominees, except where authority to do so is specifically with-held. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  All nominees have been selected on the recommendation of the Committee on Board Affairs and Public Policy. If one or more of such nominees should at the time of the Annual Meeting be unavailable as a candidate, the shares repre-sented by the proxies will be voted for the remaining nominees and any substi-tute nominee or nominees designated by the Board on recommendation of the Com-mittee, or, if none, the size of the Board will be reduced. The Committee knows of no reason why any such nominee will be unavailable or unable to serve. Shareholders who wish to suggest nominees for consideration by the Committee should state in detail the qualifications of such persons by writing to the Secretary. The Committee deliberates on nominees at the end of the year prior to each annual meeting. Additionally, shareholders who wish to nominate persons for election to the Board must comply with the procedures set forth in Article II of the By-Laws and should direct correspondence to the Secretary.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to elect Class II Directors.

NOMINEES FOR ELECTION AS DIRECTORS

                                  CLASS II
                           (TERM EXPIRES IN 1994)


                 DR. FREDERICK G. ADAMS, 62, Executive Director of Citizens
(PHOTO OF        Committee for Effective Government, Inc. (September 1992 to
DR. FREDERICK    date). President and Chief Executive Officer, Ada-Champ
G. ADAMS         Group, Inc. (health care consultants) (1991 to date). Commis-
APPEARS          sioner of Health Services, State of Connecticut (1987-1991).
HERE)            Doctor of Dental Surgery and Master of Public Health (1980 to
                 date). Member of National Advisory Council, National Insti-tute of Dental Research. Director of Hartford Graduate Cen-ter, St. Francis Hospital and Medical Center and Overseer of the Bushnell Hall. Corporator of Hartford Hospital and the
                 Institute of Living. Director since 1977.

                 ZOE BAIRD, 41, Senior Vice President and General Counsel,
(PHOTO OF        Aetna Life & Casualty Company (life, group, accident and
ZOE BAIRD        health insurances, pensions, bonds and casualty and property
APPEARS HERE)    insurance) (1990 to date). Counsellor and Staff Executive,
                 General Electric Company (diversified manufacturer of con-sumer and industrial products, financial services) (1986-
                 1990). Partner, O'Melveny & Myers, Washington, D.C. (attor-neys at law) (previously associate) (1981-1986). Member, American Bar Association. Director of Zurn Industries, Inc.
                 Director since 1991.





                 ROBERT L. BENNETT, 56, Principal, Bennett, Fisher, Giuliano
(PHOTO OF        and Gottsman: The Electronic Publishing Group (consultation
ROBERT L.        and management services for electronic publishing businesses)
BENNETT          (1993 to date). President and Chief Executive Officer, Mirror
APPEARS HERE)    Systems, Inc. (subsidiary of The Times Mirror Company provid-
                 ing consultation and research and development on electronic publishing for parent's operating companies) (1983-1992). Di-rector of Nationar and Raytech Corporation. Member of Ameri-can Bar Association, Section of Science and Technology, and
                 California Bar Association.






                 JAMES R. GREENFIELD, 67, Senior Partner, Greenfield & Murphy
(PHOTO OF        (attorneys at law) (1990 to date). Principal and Director of
JAMES R.         law firm of Greenfield, Krick & Jacobs, P.C. and senior part-
GREENFIELD       ner of predecessor firm (1958-1990). Director of New Haven
APPEARS HERE)    Symphony Orchestra, Friends of Legal Services and American
                 Academy of Matrimonial Lawyers Foundation. Member of American
                 Bar Association, Connecticut Bar Association, Association of
                 Trial Lawyers of America, American Academy of Matrimonial
                 Lawyers and International Academy of Matrimonial Lawyers. Di-rector since 1980.




DIRECTORS CONTINUING IN OFFICE

                                  CLASS III
                           (TERM EXPIRES IN 1995)


                 RICHARD H. AYERS, 51, Chairman and Chief Executive Officer,
(PHOTO OF        The Stanley Works (diversified manufacturer of consumer,
RICHARD H.       builder and industrial products) (1989 to date); President
AYERS            and Chief Executive Officer (1987-1989); President and Chief
APPEARS HERE)    Operating Officer (1985-1987); Executive Vice President
                 (1984-1985). Director of The Stanley Works, Perkin-Elmer Cor-poration, Connecticut Mutual Investment Accounts, Inc., Con-necticut Mutual Financial Services Series Fund I, Inc. and
                 New Britain General Hospital. Director since 1986.

                 FRANK J. CONNOR, 63, Founder and President, Nortay Associ-
(PHOTO OF        ates, Inc. (business investment and operations management)
FRANK J. CONNOR  (1987 to date). President and Member of the Office of the
APPEARS HERE)    Chairman, American Can Company (packaging, specialty retail-
                 ing and financial services) (1981-1987). Chairman Emeritus of Southwestern Area Commerce & Industry Association of Connect-icut and the Connecticut Business and Industry Association.
                 Director since 1986.





                 DR. BURTON G. MALKIEL, 61, Chemical Bank Chairman's Professor
(PHOTO OF        of Economics, Princeton University (1988 to date). Professor
DR. BURTON G.    and Dean, Yale University School of Organization and Manage-
MALKIEL          ment (1981-1988). Professor and Chairman, Department of Eco-
APPEARS HERE)    nomics, Princeton University (1968-1981). Director of Baker,
                 Fentress and Company, Amdahl Corporation, Prudential
                 Insurance Company of America, Vanguard Group and The Jeffrey
                 Co. Director since 1984.





                 FRANK R. O'KEEFE, JR., 64, Formerly President of Long Wharf
(PHOTO OF        Capital Partners, Inc. (business investments) (1988-1990) and
FRANK R.         Chairman, President and Chief Executive Officer, Armtek Cor-
O'KEEFE, JR.     poration (rubber chemicals, heat exchange components and sys-
APPEARS HERE)    tems, automotive and industrial belts and hoses) (1986-1988);
                 President and Chief Operating Officer (1980-1986). Director of Aetna Life and Casualty Company, Echlin Incorporated and
                 The United Illuminating Company. Trustee of University of
                 Massachusetts Chancellor's Council. Director since 1984.




                         CLASS I(TERM EXPIRES IN 1996)



                 WILLIAM F. ANDREWS, 62, Chairman and Chief Executive Officer,
(PHOTO OF        Amdura Corporation (manufacturer and distributor of hardware
WILLIAM F.       and industrial machinery and equipment) (1993 to date). Advi-
ANDREWS          sor, Investor International (U.S.) (investment company) (1992
APPEARS HERE)    to date). President and Chief Executive Officer, UNR Indus-
                 tries, Inc. (manufacturer of steel pipe and tubing for com-mercial and industrial products) (1990-1991). President, Massey Investment Company (business investments) (1989-1990).
                 Director of Utica Corporation, MB Communications, PT Hold-ings, Inc., Navistar International Corporation, Harley David-son, Inc., Johnson Controls, Inc., Katy Industries, Correc-tions Corporation of America and Northwestern Steel and Wire.
                 Director since 1982.

                 DR. BARRY M. BLOOM, 65, Formerly Executive Vice President--
(PHOTO OF        Research and Development, Pfizer Inc (research-based, diver-
DR. BARRY M.     sified health care company with global operations) (1992-
BLOOM APPEARS    1993); Senior Vice President (1990-1992); Vice President
HERE)            (1971-1990). Director of Neurogen Corporation, Vertex Pharma-
                 ceuticals Inc. and Cubist Pharmaceuticals Inc. Member of
                 Board of Managers and Trustee, Lawrence & Memorial Hospital.
                 Member of Connecticut Academy of Science and Engineering. Di-rector since 1987.





                 WILLIAM R. FENOGLIO, 54, Formerly President and Chief Execu-
(PHOTO OF        tive Officer, Barnes Group, Inc. (diversified manufacturer
WILLIAM R.       and distributor of precision springs and custom metal parts
FENOGLIO         for industrial and heavy equipment markets, and turbine en-
APPEARS HERE)    gine and airframe parts for the aerospace industry) (1991-
                 1993); President (1985-1991). Vice President and General Man-ager--Component Motor Division (1981-1984) and Refrigerator
                 Products Division (1980-1981), General Electric Company (di-versified manufacturer of consumer and industrial products, financial services). Director of Goulds Pumps, Inc. and Rose-
                 Hulman Institute of Technology. Chairman of Connecticut Busi-ness and Industry Association. Director since 1993.





                 DR. CLAIRE L. GAUDIANI, 49, President, Connecticut College
(PHOTO OF        (1988 to date). Acting Associate Director, Joseph H. Lauder
DR. CLAIRE L.    Institute for Management and International Studies, Univer-
GAUDINI          sity of Pennsylvania (1984-1988); Senior Fellow, Department
APPEARS HERE)    of Romance Languages (1981-1988). Director of Municipal Bond
                 Insurance Association (MBIA) and American Public Radio.
                 Trustee of American Council on Education and the Eugene
                 O'Neill Theater. Member of Board of Governors of Wye Seminar.
                 Member of NCAA Presidents Commission and Council on Foreign
                 Relations. Director since 1989.





                 DANIEL J. MIGLIO, 53, Chairman of the Board, President and
(PHOTO OF        Chief Executive Officer of the Corporation and its principal
DANIEL J.        subsidiary, The Southern New England Telephone Company (Janu-
MIGLIO APPEARS   ary 1994 to date); President and Chief Executive Officer
HERE)            (1993); President and Chief Operating Officer (1992); Senior
                 Vice President-Finance and Planning (1984-1991). Vice Presi-dent-Corporate Planning and Regulatory Matters, The Southern
                 New England Telephone Company (1983-1984). Director of Aris-totle Corporation, United States Telephone Association, New
                 Haven Symphony Orchestra and the Special Olympics World
                 Games. Director since 1990.

COMPENSATION AND OTHER INFORMATION REGARDING DIRECTORS

  Directors receive an annual retainer of $18,000, of which at least 25% is payable in Common Stock under a stock plan approved by shareholders in 1993, and a meeting fee of $1,000 for each Board and Committee meeting attended. Di-rectors may elect to receive up to 100% of their retainers payable in Common Stock. Committee Chairs also receive an additional annual retainer of $2,500. Directors may elect to defer the receipt of all or a part of their fees and re-tainers payable in cash. Amounts so deferred earn an investment return based upon the Applicable Federal Rate, as published by the Internal Revenue Service. In 1993, several Directors received payments as reimbursement for travel ex-penses in connection with attendance at meetings. The Corporation also provides life insurance, accidental death and dismemberment insurance, telephone service concession and a retirement and disability plan for each Director. Directors who are also employees receive no additional compensation or benefits for serv-ing as Directors.

  The Board held 11 meetings in 1993. All Directors attended in excess of 75% of the aggregate number of meetings of the Board and the Committees on which they served.

COMMITTEES OF THE BOARD

  The Committees established by the Board to assist it in the discharge of its responsibilities are described below.

  Audit Committee reviews the adequacy of the Corporation's system of internal control and the reliability of its financial reporting. It meets with appropri-ate financial management, internal auditors and external auditors in connection with these reviews. This Committee recommends to the Board the appointment of the external auditors for ratification by the shareholders at the Annual Meet-ing. Both the internal auditors and the external auditors periodically meet with the Audit Committee and have unrestricted access to the Committee. The Committee met 7 times in 1993. Directors Bloom (Chair), Ayers, Baird, Fenoglio and O'Keefe are members of this Committee.

  Committee on Board Affairs and Public Policy advises the Board with respect to nomination and compensation of Directors, consults with the Chairman on the functioning of the Board and examines the Board's performance in various areas of public policy. In selecting Board candidates, the Committee seeks individu-als of proven judgment and competence, outstanding in their chosen fields, and considers factors such as anticipated participation in Board activities, educa-tion, geographic location and other special talents or attributes. The Commit-tee met 4 times in 1993. Directors Gaudiani (Chair), Adams, Baird, Bloom and Greenfield are members of this Committee.

  Executive Committee meets on call of the Chairman or the Chief Executive Of-ficer and has authority to act on matters during the intervals between Board meetings. There were no meetings of the Executive Committee in 1993. Directors Miglio (Chair), Andrews, Ayers, Bloom, Gaudiani and Malkiel are members of this Committee.

  Employee Benefits Plan Committee determines whether the actions of management in administering the employee benefit, pension, savings and stock ownership plans are in the best interests of the participants and beneficiaries of such plans. The Committee, which met 4 times in 1993, makes periodic reports to the Board on its activities and reviews all material changes in the plans prior to the presentation of such changes to the Board for approval. Directors Malkiel (Chair), Fenoglio, Greenfield, Greenman and Loomis are members of this Committee.

  Financial Resources Committee reviews and reports to the Board regarding the Corporation's financial condition and plans, and assists the Board in assuring responsible and effective utilization of financial resources. The Committee, which met 6 times in 1993, makes recommendations to the full Board for action on such matters as financial plans and objectives, dividend policy, specific plans for raising outside capital and the commitment of capital to the Corpora-tion's various businesses. Directors Ayers (Chair), Andrews, Connor, Malkiel and O'Keefe are members of this Committee.

  Personnel Resources Committee reviews management performance, makes specific recommendations to the Board regarding executive salary treatment and adminis-ters executive incentive compensation plans. The Committee also examines man-agement staffing and recommends to the Board the election of corporate offi-cers. The Committee met 6 times in 1993. Directors Andrews (Chair), Adams, Connor and Gaudiani are members of this Committee.

                    RATIFICATION OF APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

  Subject to shareholder ratification, the Board, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent auditors, to examine the accounts of the Corpora-tion for the year 1994.

  The Board recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand as independent auditors for the current year. If a majority of the voting power represented at the meeting fails to ratify the appointment of Coopers & Lybrand, the Board, upon recommendation of the Audit Committee, will consider the appointment of another accounting firm.

  One or more members of Coopers & Lybrand will attend the Annual Meeting, have an opportunity to make a statement, and be available to respond to questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy is required to ratify the appointment of Coopers & Lybrand as independent auditors for the current year.

                             SHAREHOLDER PROPOSALS

  Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary, Room 1500, 227 Church Street, New Haven, Connecticut 06510 and must be received by November 28, 1994.

                    OTHER MATTERS TO COME BEFORE THE MEETING

  If any business not described herein should properly come before the meeting for shareholder action, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them. At the time this Proxy Statement went to press on March 25, 1994, the Corporation knew of no other matters which may be properly presented for a vote to the shareholders at the meeting. Sharehold-ers who wish to submit a proposal for business to be conducted at the Annual Meeting of Shareholders must comply with the procedures set forth in Article I of the By-Laws.

            REPORT OF PERSONNEL RESOURCES COMMITTEE OF THE BOARD OF
                      DIRECTORS ON EXECUTIVE COMPENSATION

  Decisions on compensation of the Corporation's executives are reviewed and approved by the Personnel Resources Committee ("Committee") of the Board of Di-rectors, which is composed entirely of non-employee directors who have no di-rect or indirect material interest in or relationship with the Corporation out-side of their positions as Directors. The Committee recommends compensation of the top executives for approval by the full Board. Set forth below is a report submitted by the Committee addressing the compensation policies for 1993 as they affected these top executives, including the Chief Executive Officer
(CEO).

COMPENSATION POLICY

  Executive Compensation is designed to link pay-for-performance with share-holder interests. Compensation is based on the executive's contribution to the Corporation's overall performance goals, the attainment of which is intended to enhance customer satisfaction and shareholder value.

1993 EXECUTIVE COMPENSATION

  The executive compensation program is comprised of base salary plus short and long term incentives. Compensation paid to executives in 1993, as reflected in the accompanying tables, consisted of base salary, short term incentive awards, and stock options. The Corporation's executive pay is targeted at the 50th per-centile of the comparator companies described below.

  Base salary is determined by individual performance for the prior year, with consideration given to the length of time in the position, the relationship to the salary grade midpoint, and the Corporation's financial position. Executive level positions are placed into salary grades in accordance with the system provided by an independent consulting firm and used to evaluate all management positions. On an annual basis, the components of executive compensation are compared to those of a group of comparator companies to determine the competi-tiveness of the Corporation's compensation structure. The comparator group is developed based upon market survey information and data provided by an indepen-dent consulting firm. These data include surveys of compensation packages that include, but are not limited to, the companies in the S&P Telephone index shown in the accompanying performance graph. Also included in the comparator group are companies with operating characteristics similar to SNET in terms of size, location, and industry.

  Annual awards under the Short Term Incentive Plan, as reflected in the accom-panying table, were based upon corporate performance for 1993. The plan was modified in 1993 to remove the individual performance component in order to fo-cus executives on achievement of corporate goals necessary to accomplish the corporate transformation into the "new SNET." Each executive was eligible to receive an award appropriate to the executive's salary grade and the level of attainment of corporate goals. In

1993, the corporate goals consisted of achievement of aggressive financial, service, and corporate effectiveness objectives. The relative weighting of each goal was 50%, 25%, and 25%, respectively. In terms of financial measurements, the attainment of a particular EPS within a range of possible outcomes deter-mines the level of financial achievement for a particular year. In 1993, the Corporation achieved $2.53 for operating earnings which was within the targeted range. The evaluation of service objectives was based on an assessment of cus-tomer satisfaction. In 1993, despite shortfalls in some areas, the Corporation exceeded its overall objectives for service to its customers. Corporate effec-tiveness is designed to measure the Corporation's ability to plan, implement and manage its business strategies; streamline internal processes; focus on customer satisfaction; and effect required changes in corporate culture. In 1993, the Corporation did not meet all of its objectives for corporate effec-tiveness. Thus, in aggregate in 1993 short term awards for executives were be-low targeted levels.

  The Long Term Incentive Plan provides awards of Common Stock based upon achievement of financial objectives for three year performance periods. For each performance cycle, there are threshold, target, and maximum performance levels. The Board designated return on equity (ROE) as the appropriate perfor-mance measurement for the 1990-1992 cycle. The threshold level was not met for this cycle and therefore no awards were paid in 1993.

The Corporation's Stock Option Plan, as described in the Option/SAR Grants table on page 13, is designed to create greater linkage between executives and shareholders. The number of options granted to each executive in 1993 was increased to align the Corporation's practices with those of the comparator companies discussed previously and to recognize the discontinuance of the SNET Long Term Incentive Plan. Individual stock option grants for 1993 considered an individual executive's scope of responsibility, the number of options granted in prior years, and an individual's contribution to the success of the organization. The individual contribution component includes an assessment of goals achieved in 1992 and, where appropriate, operating unit results, fulfillment of major project commitments, implementation of employee training and development programs, and achievement of diversity objectives. In aggregate during 1993, executives were awarded options in a number exceeding targeted levels based on the above factors.

CEO COMPENSATION

  In recommending Mr. Miglio's annual compensation, the Committee considers the competitive data and market surveys discussed above, Mr. Miglio's performance, and the Corporation's performance under his direction. In 1993, Mr. Miglio's salary, incentive award compensation and stock options increased over the pre-ceding year due to Mr. Miglio's increased responsibilities as Chief Executive Officer, a position he assumed on January 1, 1993. Mr. Miglio received no award in 1993 under the Corporation's Long Term Incentive Plan since actual return on equity was below the level required for payment of an award.

  Mr. Miglio's short term incentive award, which recognizes 1993 performance, is based upon achievement of the same corporate goals as applied to all execu-tives. Under Mr. Miglio's leadership in 1993, SNET achieved its financial ob-jective, exceeded its service objectives, and fell short of its corporate ef-fectiveness objectives, as explained in the prior section of this report. As a result, the Committee approved a short term incentive award below the targeted level.

  Mr. Miglio's leadership of the Corporation resulted in progress in the areas of customer service, business growth and corporate effectiveness despite com-petitive pressures, a sluggish economy, regulatory constraints, increased cus-tomer demand on service centers and the impact of downsizing on employee mo-rale. Customer service was enhanced through the implementation of new quality measurements based solely on customer satisfaction, major efforts to improve a significant problem with ready customer telephone access to service centers, the introduction of "when you want it" residential service and the improvement of technical and support services necessary to advance network reliability and deliver a wide range of services. Mr. Miglio also oversaw the Corporation's ef-forts to improve relations with customers and regulators after a disappointing albeit mixed outcome from an extensive intrastate regulatory proceeding. The Corporation made substantial progress on several fronts in 1993 toward its transformation to the "new SNET". Mr. Miglio formulated a new business strategy to secure the Corporation's position as a successful player in the dynamically changing information industry. Plans were developed to construct a $4 1/2 bil-lion information superhighway throughout Connecticut, as an important underpin-ning for the new strategic direction. Significant, related initiatives included the establishment of a new multi media unit and a new subsidiary to market in-terstate and international long distance services. The multi media unit has launched one of the first trials anywhere of video-on- demand services. More-over, the Corporation negotiated an unprecedented arrangement with Metropolitan Fiber Systems, under which MFS will utilize capacity on the Corporation's fiber network rather than constructing competitive fiber facilities to serve their customers. Further, Mr. Miglio directed the restructuring of organizations and re-engineering of business processes in order to reduce costs, improve quality and strengthen competitiveness. Various employee training and support programs were introduced to assess and develop the skills needed for an increasingly competitive environment and to manage through major downsizing, and departmen-tal accountability for diversity objectives was strengthened to address shortfalls experienced in 1993. Several new officers were recruited from out-side the Corporation to add the experience and expertise necessary to accom-plish the corporate transformation. Employees were kept abreast of these and other major corporate developments through more frequent and enhanced forms of internal communication.

  In 1993, the Committee awarded Mr. Miglio 60,000 stock options at an exercise price equal to the stock market price of a share of Common Stock on the date of grant ($36.4375). One quarter of these options become exercisable on the first anniversary from the date of grant. Previous option grant levels as well as the termination of grants under the Long Term Incentive Plan were considered in de-termining the size of the award. Mr. Miglio was awarded stock options exceeding his target award in recognition of his new position as CEO, with increased re-sponsibilities for leading the Corporation through its transformation.

Submitted by:
Dr. Frederick G. Adams                      Dr. Claire Gaudiani
William F. Andrews                          Norwick R. G. Goodspeed*
Frank J. Connor                             --------
                                            *Retired effective May 12, 1993.

  The following table covers compensation for the Chief Executive Officer and the other four most highly compensated executive officers at the end of the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                    -------------------
                                      ANNUAL COMPENSATION             AWARDS    PAYOUTS
                                  ------------------------------    ----------  -------
                                                          OTHER     SECURITIES
                                                         ANNUAL     UNDERLYING          ALL OTHER
                                                         COMPEN-     OPTIONS/    LTIP    COMPEN-
                                                         SATION        SARS     PAYOUTS  SATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)     ($)         (#)        ($)    ($)(1)
- ---------------------------  ---- ---------- ---------   -------    ----------  ------- ---------
Daniel J. Miglio.........    1993  400,934    180,000     8,593       60,000         0   15,247
 President and Chief         1992  296,228    107,432     5,802        6,450         0   14,714
 Executive Officer           1991  230,109     91,900                  3,550    33,894

Walter H. Monteith, Jr. .    1993  454,803          0(2) 10,575            0(2)      0   24,561
 Chairman of the Board       1992  450,527    151,555     7,285       11,650         0   23,560
                             1991  425,674    144,200                  8,750    93,844

Ronald M. Serrano........    1993  267,395     84,500    93,598(3)    61,000         0        0
 Senior Vice President-
 Corporate Development

Robert F. Neal ..........    1993  256,170     80,400     7,513       11,000         0   13,529
 Senior Vice President--     1992  253,800     89,200     4,053        4,450         0   13,083
 Organization Development    1991  240,625     96,600                  3,550    38,672

Madelyn M. DeMatteo .....    1993  161,897     43,700     4,362       10,000         0    9,594
 Vice President, General     1992  159,715     51,900     3,872        2,800         0    9,392
 Counsel and Secretary       1991  138,851     40,600                  1,750     8,113

- --------
(1) In 1993, for Messrs. Miglio, Monteith, Neal and Ms. DeMatteo, respectively, includes the following dividend equivalents earned on shares deferred under the SNET Long Term Incentive Compensation Plan; $3,936, $13,236, $2,209 and $1,833; and matching company contributions credited to participants' ac-counts under the SNET Management Retirement Savings Plan; $11,311, $11,325, $11,320, and $7,761.
(2) Mr. Monteith was not eligible to participate in 1993.
(3) Mainly includes reimbursement of (i) $53,625 for relocation and temporary living expenses and (ii) the income taxes associated therewith.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                          -----------------------------
                             NUMBER OF     % OF TOTAL
                            SECURITIES    OPTIONS/ SARS
                            UNDERLYING     GRANTED TO   EXERCISE
                             OPTIONS/       EMPLOYEES   OR BASE              GRANT DATE
                               SARS         IN FISCAL    PRICE   EXPIRATION    PRESENT
          NAME            GRANTED (#) (1)     YEAR       ($/SH)     DATE    VALUE ($) (2)
          ----            --------------- ------------- -------- ---------- -------------
Daniel J. Miglio........      60,000          19.5      $36.4375  3-10-03     $450,000
 President and Chief
 Executive Officer

Walter H. Monteith, Jr..           0           --            --       --
 Chairman of the Board

Ronald M. Serrano.......      50,000          16.3       35.0625  1-18-03      371,500
 Senior Vice President--      11,000           3.6       36.4375  3-10-03       82,500
 Corporate Development

Robert F. Neal..........      11,000           3.6       36.4375  3-10-03       82,500
 Senior Vice President--
 Organization
 Development

Madelyn M. DeMatteo.....      10,000           3.3       36.4375  3-10-03       75,000
 Vice President, General
 Counsel and Secretary

- --------
(1) Under the SNET 1986 Stock Option Plan, executive officers and other se-lected key employees are eligible to qualify for the grant of options to purchase Common Stock as Incentive Stock Options, intended to qualify for favorable tax treatment under Federal tax law, or as Non-qualified Stock Options. The number of options for each executive is determined by the ex-ecutive's salary grade midpoint and individual performance. The plan re-quires that the exercise price of each option be equal to or greater than the fair market value of Common Stock on the date of grant of the option. The term of an option cannot exceed ten years from the date of grant. Stock Appreciation Rights were granted in tandem with such options prior to 1993. Options granted prior to February 10, 1993 and options granted after Febru-ary 9, 1993 vest annually in fifty and twenty-five percent installments, respectively, beginning one year after the grant date. Upon a change in control, all options previously granted become immediately exercisable and remain exercisable and non-cancellable for a period of six months and seven days following a termination of employment provided those options do not expire within the ten-year period established under the plan. Executive of-ficers subject to Section 16 who held options for at least six months prior to the change in control shall have options cancelled in exchange for a cash payment equal to the excess of the change in control price per share of Common Stock over the purchase price per share under the option multi-plied by the number of shares of Common Stock granted under the option be-ing cancelled, with such payment to be made by the Corporation within 30 days of the date of the change in control.
(2) The binomial option pricing model was used to estimate the options' grant date present value. Assumptions for options granted 1/18/93 are as follows:
    20% volatility; risk free rate of return of 6.59% based on ten-year U.S. Treasury securities; dividend yield of 5.02%; and time of exercise over a 9 year period. Assumptions for options granted 3/10/93 are as follows: 20% volatility; risk free rate of return of 5.97% based on ten-year U.S. Trea-sury securities; dividend yield of 4.83%; and time of exercise over a 9 year period.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                                NUMBER OF
                                                               SECURITIES        VALUE OF
                                                               UNDERLYING      UNEXERCISED
                                                               UNEXERCISED     IN-THE-MONEY
                                                             OPTIONS/SARS AT OPTIONS/SARS AT
                                                               FY-END (#)      FY-END ($)*
                                                             --------------- ----------------
                          SHARES ACQUIRED                     EXERCISABLE/     EXERCISABLE/
          NAME            ON EXERCISE (#) VALUE REALIZED ($)  UNEXERCISABLE   UNEXERCISABLE
          ----            --------------- ------------------ --------------- ----------------
Daniel J. Miglio........        --               --           19,775/63,225  $100,831/$18,947
 President and Chief
 Executive Officer

Walter H. Monteith,             --               --             52,275/0        296,759/0
 Jr. ...................
 Chairman of the Board

Ronald M. Serrano.......        --               --             0/61,000         0/53,125
 Senior Vice President--
 Corporate Development

Robert F. Neal..........        --               --           20,575/13,225   108,468/13,072
 Senior Vice President--
 Organization
 Development

Madelyn M. DeMatteo.....        --               --           8,150/11,400     40,803/8,225
 Vice President, General
 Counsel and Secretary

- --------
* Based upon 1993 fiscal year end stock price of $36.125

PENSION PLAN

  Under the SNET Management Pension Plan ("Pension Plan") and the SNET Execu-tive Non-Qualified Pension Plan and Excess Benefit Plan ("Non-Qualified Plan"), retirement is mandatory at age 65 for executive officers and certain other ex-ecutives; however, retirement before age 65 can be elected under certain condi-tions.

  Under the Pension Plan, annual pensions are computed on an adjusted career average pay formula which is the sum of (i) 1.6% of the average pay for the five years ended December 31, 1990 times the number of years of service prior to January 1, 1991 plus (ii) 1.6% of pay subsequent to December 31, 1990. Com-pensation included in the pension base is the executive's base salary, and ef-fective December 8, 1993, the executive's short term award granted for services performed after 1988, up to a maximum of 50% of the executive's annual salary in effect on December 31 of the year for which the awards were made. Assuming no change in the pension plan formula, compensation at the current level, con-tinuation in their present positions, retirement at age 65 and straight life annuity amounts notwithstanding the availability of joint survivorship provi-sions, each executive officer listed would receive the following estimated an-nual pension amount under the Pension Plan: Mr. Miglio $214,922; Mr. Neal $158,520; Mr. Serrano $165,576; and Ms. DeMatteo $108,006. Mr. Monteith's ac-tual annual pension amount payable under the Pension Plan is $215,551.

  Effective December 8, 1993, the Non-Qualified Plan provides a supplemental pension to executives with three components: (1) a transitional benefit based on the difference, if any, between the Pension Plan benefit associated with the short term award which became effective December 8, 1993 and the benefit asso-ciated with the short term award under the Non-Qualified Plan that applied prior to December 8, 1993 (based on a formula which multiplied 1.6% of the av-erage award for the highest five full performance years of the final ten years of employment preceding retirement by the number of years of service at retire-
ment); (2) a minimum total pension benefit calculation to recognize, in part, the termination of the SNET Mid Career Pension Plan, and which provides for ex-ecutives who retire with no more than 25 years of service, a 2% (rather than 1.6%) per year of service (maximum of 40%) times average base salary for the three years preceding retirement and for executives with more than 25 years of service at retirement 1.6% per year of service multiplied by such average pay; and (3) a benefit to include any pension amount that would otherwise be payable under the Pension Plan but for Internal Revenue Code limitations. Utilizing similar assumptions as those provided above for the Pension Plan each executive officer would receive the following estimated annual pension amount under the Non-Qualified Plan: Mr. Miglio $89,908; Mr. Neal $50,024; Mr. Serrano $245; and Ms. DeMatteo $24,840. Mr. Monteith's actual annual pension amount payable under the Non-Qualified Plan is $95,609.

CHANGE-IN-CONTROL AGREEMENTS

  Change-in-Control agreements have been entered into with certain executives designed to afford these executives limited employment and compensation protec-tion in the event of a substantial change in ownership of the Corporation. The Corporation has agreed to continue to employ the affected executives for a pe-riod of two years following such a change in ownership, and, in the event of early termination of such an executive, to pay severance benefits of no greater than two times the executive's salary and incentive compensation. The agreements contain other provisions designed to prevent the loss of retirement, insurance, and other benefits arising from a termination before the end of the term of em-ployment and to reimburse the executive for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The Corporation has en-tered into such agreements with Messrs. Miglio, Serrano, Neal, and Ms. DeMatteo who are listed in the Summary Compensation Table.

                               PERFORMANCE GRAPH

  The following line graph compares the Corporation's five-year cumulative to-tal return to shareholders, including the reinvestment of dividends, to that of the Standard and Poor's 500 Index and the Telephone segment of the Standard and Poor's Utility Index.


                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
              AMONG SNET, S&P 500 INDEX AND S&P TELEPHONE INDEX

                                                         S&P
                                             S&P 500     Telephone
Measurement period              --------     --------    ---------
(Fiscal year Covered)             SNET       Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/89                    $ 172.51     $ 131.69    $ 157.40
FYE 12/31/90                    $ 132.80     $ 127.60    $ 150.24
FYE 12/31/91                    $ 135.39     $ 166.47    $ 161.58
FYE 12/31/92                    $ 160.23     $ 179.15    $ 177.31
FYE 12/31/93                    $ 171.26     $ 197.21    $ 204.77


                              CERTAIN TRANSACTIONS

  During 1993, certain subsidiaries of the Corporation purchased miscellaneous materials and supplies in the ordinary course of business from North Supply Company ("North Supply"), a subsidiary of Sprint, a beneficial owner of more than 5% of the outstanding Common Stock. These purchases totaled $1,087,192. Purchases from North Supply of general materials and supplies supporting the Corporation's telephone operations, including warehousing, are expected to ex-ceed $10,000,000 in 1994 under a new services agreement with the Corporation's major subsidiary which became effective February 1, 1994. North Supply has also entered into agreements with other subsidiaries of the Corporation for general equipment purchases and warehousing services.

  The Corporation and Aetna Life and Casualty Company ("AETNA") with which Ms. Zoe Baird, Director, is affiliated as Senior Vice President and General Coun-sel, are parties to an administrative services only contract whereby AETNA processes claims related to the Corporation's Dental Plan. In 1993, the Corpo-ration paid AETNA approximately $680,836 to process benefit payments under this plan. AETNA also provides liability insurance coverage for Directors and offi-cers for an annual premium of $165,000.

                              FINANCIAL STATEMENTS

  The consolidated financial statements of the Corporation for 1993 are in-cluded in the Corporation's 1993 Annual Report to Shareholders. A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, ON FILE WITH THE SECURITIES AND EXCHANGE COMMIS-SION FOR THE YEAR ENDED DECEMBER 31, 1993, WILL BE FURNISHED, WITHOUT CHARGE, ON REQUEST DIRECTED TO THE DIRECTOR-INVESTOR RELATIONS OF THE CORPORATION, SHAREHOLDER SERVICES CENTER, 1ST FLOOR, 300 GEORGE STREET, NEW HAVEN, CONNECTI-CUT 06511.

                                            By Order of the Board of Directors

                                            Madelyn M. DeMatteo
                                            Secretary

March 28, 1994

                         [LOGO OF SNET APPEARS HERE]




                        NOTICE OF 1994 ANNUAL MEETING

                                     AND

                               PROXY STATEMENT




                         MAY 11, 1994 AT 10:00 A.M.

                    CORPORATION'S GENERAL OFFICE BUILDING

                              300 GEORGE STREET

                           NEW HAVEN, CONNECTICUT

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------

                            Pages numbered 3 through 6 at bottom contain black and white pictures of Directors in the left column adjacent to biographical information.

PROXY

[LOGO OF SNET
APPEARS HERE]
             SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 1994
          AT 10 A.M. IN THE CORPORATION'S GENERAL OFFICE BUILDING,
                 300 GEORGE STREET, NEW HAVEN, CONNECTICUT.

The undersigned hereby appoints Barry M. Bloom, James R. Greenfield, and Daniel J. Miglio, and each or any of them, an attorney, with full power to vote all common stock of the undersigned in Southern New England Telecommunications Corporation at the annual meeting of its shareholders on May 11, 1994, and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith. At their discretion, the attorneys are authorized to vote upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

                                                                See Reverse Side

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR PROPOSALS 1 AND 2.
- --------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- --------------------------------------------------------------------------------

1. Election of F. Adams, Z. Baird,
   R. Bennett and J. Greenfield as Directors

   FOR      WITHHELD
   [_]        [_]

Vote for all nominees except:

- ---------------------------------------------

2. Ratification of Auditors

   FOR      AGAINST     ABSTAIN
   [_]        [_]         [_]


- -------------------------------------------------------------------------------





SIGNATURE(S)
            ------------------------------------------
                                                      DATE
            ------------------------------------------    ------

Please sign exactly as name appears above. For joint accounts each owner should sign. Executors, administrators, trustee, etc. should so indicate when signing.